As filed with the Securities and Exchange Commission on April 1, 2021

Registration No. 333-224199

Registration No. 333-238736

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224199

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238736

UNDER

THE SECURITIES ACT OF 1933

HighPoint Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	82-3620361 (I.R.S. Employer Identification Number)

Bill Barrett Corporation 2004 Stock Incentive Plan

Bill Barrett Corporation 2008 Stock Incentive Plan

Bill Barrett Corporation 2012 Equity Incentive Plan

Highpoint Resources Corporation 2012 Equity Incentive Plan

(Full titles of the plan)

410 17th Street, Suite 1400

Denver, Colorado 80202

(720) 440-6100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Cyrus D. Marter IV

410 17th Street, Suite 1400

Denver, Colorado 80202

(720) 440-6100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Shelley A. Barber Robert L. Kimball Vinson & Elkins LLP 1114 Avenue of the Americas, 32nd Floor New York, NY 10036 (212) 237-0000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Check one:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

HighPoint Resources Corporation, a Delaware corporation (“HighPoint” or the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which were filed by the Company with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered but unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement on Form S-8 (No. 333-224199), which was filed by HighPoint with the SEC on April 9, 2018, registering (i) 6,300 shares of Common Stock under the Bill Barrett Corporation 2004 Stock Incentive Plan (the “2004 BBG Plan”), (ii) 132,047 shares of Common Stock under the Bill Barrett Corporation 2008 Stock Incentive Plan (the “2008 BBG Plan”), and (iii) 7,734,312 shares of Common Stock under the Bill Barrett Corporation 2012 Equity Incentive Plan, as amended (the “2012 BBG Plan”, and, together with the 2004 BBG Plan and the 2008 BBG Plan, the “Bill Barrett Corporation Plans”), and such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the Bill Barrett Corporation Plans; and

2.	Registration Statement on Form S-8 (No. 333-238736), filed by HighPoint with the SEC on May 27, 2020, registering 11,405,000 shares of Common Stock under the HighPoint Resources Corporation 2012 Equity Incentive Plan, as amended (the “HighPoint Plan”), and such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the HighPoint Plan.

On April 1, 2021, pursuant to HighPoint’s prepackaged plan of reorganization, which implements the transactions contemplated by the Agreement and Plan of Merger, dated as of November 9, 2020, by and among Bonanza Creek Energy, Inc., a Delaware corporation (“Bonanza Creek”), HighPoint and Boron Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Bonanza Creek (“Merger Sub”), Merger Sub was merged with and into HighPoint (the “Merger”), with HighPoint continuing its existence as the surviving corporation following the Merger.

As a result of the completion of the Merger, the Company has terminated all offerings of shares of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by HighPoint in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all shares of Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 1, 2021.

Date: April 1, 2021	HIGHPOINT RESOURCES CORPORATION

	By:	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
President and Secretary

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.